Exhibit 10.10

WAIVER AND SECOND AMENDMENT TO REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT

THIS WAIVER AND SECOND AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this ''Amendment"), dated as of May 3, 2013, is entered into by and among ENSERVCO CORPORATION, a Delaware corporation ("Enservco"), DILLCO FLUID SERVICE, INC., a Kansas corporation ("Dillco''), and HEAT WAVES HOT OIL SERVICES LLC, a Colorado limited liability company (""Heat Waves (Enservco, Dillco and Heat Waves, each, a "Borrower" and collectively, “Borrowers"), PNC BANK, NATIONAL ASSOCIATION, as the sole Lender on the date hereof, and PNC BANK, NATIONAL ASSOCIATION, as Agent for the Lenders (in such capacity, "Agent"), with reference to the following facts:

RECITALS

l.	The parties to this Amendment have entered into a Revolving Credit, Term Loan and Security Agreement, dated as of November 2, 2012, as amended by that certain First Amendment to Revolving Credit, Term Loan and Security Agreement dated February 7, 2013 (as further amended, modified and supplemented from time to time, the "Credit Agreement"), pursuant to which the Lenders provide certain credit facilities to Borrowers;

2.	Borrowers have informed Agent and the Lenders that certain Events of Default have occurred and are continuing under the Credit Agreement and have requested such Events of Default be waived;

3.	Borrowers have also requested that certain provisions of the Credit Agreement be amended, as more fully set forth below; and

4.	Agent and the Lenders are willing to make such waivers and amendments to the Credit Agreement, in accordance with, and subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.          Defined Terms. Any and all initially capitalized terms used in this Amendment (including, without limitation, in the recitals hereto) without definition shall have the respective meanings specified for such terms in the Credit Agreement.

2.           Waiver of Known Existing Defaults.

A.           Lease Event of Default. Pursuant to Section 7.11 of the Credit Agreement, Borrowers are prohibited from entering into, as lessee, any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 of the Credit Agreement) if after giving effect thereto, the aggregate annual rental payments for all leased property would exceed $250,000 in any one fiscal year. Borrowers informed Agent and the Lenders that for the 2013 fiscal year, Borrowers' aggregate annual rental payment for all leased property exceeds the required limit set forth in Section 7.11 by approximately $38,000. Pursuant to Section 10.5 of the Credit Agreement, an Event of Default has occurred and is continuing by virtue of the Borrower's failure to comply with the covenant contained in Section 7.11 of the Credit Agreement (the "Lease Event of Default");

B.           Payment Event of Default. Pursuant to Section 2.21(a) of the Credit Agreement, Borrowers are required, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, to repay the Advances in an amount equal to the net proceeds of such sale. Borrowers informed Agent and the lenders that during the 2013 fiscal year Borrowers received approximately $211,000 in net proceeds from the disposition of non-Inventory Collateral which were not remitted to repay the Advances. Pursuant to Sections 10.1 and 10.5 of the Credit Agreement, an Event of Default has occurred and is continuing by virtue of the Borrower's failure to repay outstanding Obligations (the "Payment Event of Default"; and together with the Lease Event of Default, collectively the "Known Existing Defaults'');

C.           Effectiveness of Waiver. Borrowers acknowledge that there exists those certain Known Existing Defaults. Agent and the Lenders hereby waive enforcement of their respective rights against any Borrower or Guarantor arising from the Known Existing Defaults; provided, however, nothing herein shall be deemed a waiver with respect to any other or future failure of any Borrower or Guarantor to comply fully with the Credit Agreement (as amended hereby) or the terms of any Other Document. The foregoing is not an exhaustive list of the Sections of the Credit Agreement breached by the Known Existing Defaults and the failure to list any other applicable section shall not constitute a waiver of any future failure by any Borrower or Guarantor to comply with all sections of the Credit Agreement. This waiver shall be effective only for the specific defaults comprising the Known Existing Defaults, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Agent's or any Lender's rights with respect to any other Defaults or Events of Default now existing or hereafter arising, whether known or unknown. Nothing contained in this Amendment or any communications between any Borrower or Guarantor, on the one hand, and Agent or any Lender, on the other hand, shall be a waiver of any rights or remedies Agent or any Lender has or may have against any Borrower or Guarantor, except as specifically provided herein. Except as specifically provided herein, each of Agent and each Lender hereby reserves and preserves all of its rights and remedies against the Loan Parties under the Credit Agreement and the Other Documents.

3.          Amendment to Section 4.3 (Disposition of Collateral): Section 4.3 of the Credit Agreement is hereby amended and restated in its entity to read as follows:

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"4.3     Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except the disposition or transfer of damaged, obsolete or worn out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $250,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent's first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21. Notwithstanding the foregoing, during the fiscal year 2013, Borrowers may dispose or transfer damaged, obsolete or worn out Equipment in the Ordinary Course of Business so long as (i) the aggregate proceeds of such dispositions does not exceed $1,250,000, and (ii) the proceeds of any such disposition are used within 180 days to acquire replacement Equipment which is subject to Agent's first priority security interest or the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21."

4. Amendment to Section 7.6 (Capital Expenditures). Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"7.6     Capital Expenditures.          Contract for, purchase or make any expenditure or commitments for Capital Expenditures (i) in the 2013 fiscal year, in an aggregate amount for all Borrowers in excess of $5,800,000, and (ii) in any fiscal year (other than the 2013 fiscal year), in an aggregate amom1t for all Borrowers in excess of $2,500,000."

5.          Amendment to Section 7.8 (Indebtedness). Section 7.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"7.8      Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; and (iii) indebtedness secured by Permitted Encumbrances."

6.          Amendment to Section 7.11 (Leases). Section 7.11 of the Credit Agreement is hereby amended and restated in its entity to read as follows:

"7.11 Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $500,000 in any one fiscal year in the aggregate for all Borrowers except to the extent in effect on the Closing Date or which are entered into to replace or renew existing leases."

7.          Amendment Fee. In consideration of the agreement of PNC, as Agent and sole Lender on the date hereof, to enter into this Amendment and provide Borrowers the accommodations contemplated hereunder, on the effective date of this Amendment, Borrowers shall pay to Agent, for the benefit of the sole Lender, a one-time amendment fee in the amount of $15,000 (the "Amendment Fee"). Borrowers acknowledge and agree that the Amendment Fee shall be non-refundable when due and that Agent may effect payment of the Amendment Fee when due by charging the full amount thereof to Borrowers' Revolving Advances loan account.

8.          Condition Precedent. The effectiveness of this Amendment shall be subject to Agent's receipt of (i) this Amendment, duly executed by Borrowers and by PNC, as Agent and as the sole Lender as of the date hereof, (ii) the Reaffirmation of Limited Guaranty, duly executed by each Guarantor, and (iii) receipt of the Amendment Fee and reimbursement of expenses permitted hereunder.

9.          Miscellaneous.

A.           Survival of Representations and Warranties.      All representations and warranties made in the Credit Agreement or in any Other Document and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, other than representations and warranties relating to a specific earlier date, and in such case such representations and warranties are true and correct in all material respects as of such earlier date.

B.           Authority.      Each Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Other Documents (as amended or modified hereby). This Amendment has been duly executed and delivered such Person, and this Amendment constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution, delivery and performance of this Amendment (a) are within such Person's corporate, limited liability company or limited partnership powers (as applicable), have been duly authorized by as necessary company or partnership (as applicable) action, are not in contravention of law or the terms of such Person's operating agreement, bylaws, partnership agreement, certificate of formation, articles of incorporation or other applicable documents relating to such Person's formation or to the conduct of such Person's business or of any material agreement or undertaking to which such Person is a party or by which such Person is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents which have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Loan Party under the provisions of any material agreement, charter document, operating agreement or other instrument to wbich any Borrower or Guarantor is a party or by which it or its property is a party or by which it may be bound.

C.          No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or an Event of Default.

D.          References to the Credit Agreement. The Credit Agreement, each of the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended by this Amendment.

E.           Credit Agreement Remains in Effect. The Credit Agreement and the Other Documents remain in full force and effect and Borrowers ratify and confirm their agreements and covenants contained therein. Borrowers hereby confirm that, after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

F.           Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or the Lenders to modify any of their respective rights and remedies under the Other Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

G.          Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

H.          Counterparts.    This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

L          Headings.     The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

J.           Expenses of Agent.       Borrowers agree to pay on demand all costs and expenses reasonably incurred by Agent in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the costs and fees of Agent's legal counsel.

K.         NO ORAL AGREEMENTS. THIS AMENDMENT, TOGETHER WITH THE OTHER DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment by their respective duly authorized officers as of the date first above written.

BORROWERS:

ENSERVCO CORPORATION,
a Delaware corporation

Rick D. Kasch
President

DILLCO FLUID SERVICE, INC.,
a Kansas corporation

Rick D. Kasch
Treasurer

HEAT WAVES HOT OIL SERVICES LLC,
a Colorado limited liability company

Rick D. Kasch
Manager

AGENT:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

Mark Vito
Vice President

SOLE LENDER;

PNC BANK, NATIONAL ASSOCIATION

Mark Vito
Vice President